Exhibit 99.1

Interactive Data Corporation Reports Another Year of Strong Growth With Full-Year
Revenue Up 18.0% and Net Income Up 18.9%

Fourth-quarter Revenues Increase 24.8%; Net Income Rises 6.9%

BEDFORD, MA, Feb. 12, 2004 – Interactive Data Corporation (NYSE: IDC) today reported fourth quarter revenues of $120.4 million, reflecting revenue growth over the comparable period in 2002 of 24.8% (or 21.4% before the effects of foreign exchange). Net income rose 6.9% to $18.2 million, or $0.19 per diluted share, compared with $17.0 million, or $0.18 per diluted share, in last year’s same period.

For the full year of 2003, revenues increased by 18.0% to $442.7 million and net income rose by 18.9% to $72.2 million. Earnings per diluted share rose by 16.9% to $0.76.

“Interactive Data Corporation performed strongly again in 2003,” said Stuart Clark, president and chief executive officer. “Despite continued difficult market conditions, we achieved very good growth in both revenues and net income and at the same time made significant investment and progress in the integration of both the ComStock and HyperFeed Technologies businesses that we acquired in 2003. As a result of these integration efforts, we incurred expected severance and restructuring charges, which together with other non-recurring costs in the fourth quarter totaled $3.2 million.

“New sales in the fourth quarter remained strong, continuing the positive trend we highlighted last quarter. Our FT Interactive Data and CMS BondEdge divisions in North America were the main beneficiaries of this trend.

“Overall cancellation and downgrade levels decreased in the fourth quarter as compared to the third quarter although they still ran at historically high levels in areas of ComStock’s non-institutionally oriented business. Clients remain focused on containing costs but, despite this, renewal rates in our institutionally oriented business remained at or above the 95% level.

“The ComStock business that we acquired in February 2003 met our revenue expectations for 2003 and we have now expanded this area of our real-time business through the purchase of the HyperFeed Technologies customer base in November 2003. The integration of these businesses with our core operations is progressing well and a major milestone in our progress was the build-out of our new 50,000 sq. ft. data center in Boxborough, Massachusetts, which was completed at the beginning of January. This new data center will be the technology hub of our global business and will ultimately enable us to close or downsize other parts of our technology infrastructure.

“As we reported last quarter, our balance sheet and cash position leave us well placed to consider acquisitions and other investment opportunities capable of accelerating the development of our business in the areas of higher value products, relevant adjacent markets and geographic expansion.”

Other Fourth Quarter Operating and Financial Highlights

•	The ComStock business, excluding the HyperFeed Technologies customer base acquisition, contributed $15.9 million in revenues in the quarter bringing the total for the ten months since we acquired ComStock to $52.4 million. This was in line with our guidance of a range of $50.0 million to $55.0 million. ComStock revenues in the fourth quarter were enhanced by a further $1.7 million arising from the acquisition of the HyperFeed Technologies customer base we completed in November 2003.

•	The FT Interactive Data business generated a revenue increase in the fourth quarter of 7.0% (or 3.9% before the effect of foreign exchange). This increase was driven by a strong performance in North America, where revenues rose 5.4%. In Europe, revenues increased 11.7% (although they decreased 1.7% before the effects of foreign exchange). Asia-Pacific revenues grew 23.1% (or 2.2% before the effects of foreign exchange). New sales were strong across the FT Interactive Data business, and in North America the number of customers of the Fair Value Information Service rose from 20 to 29 during the quarter.

•	CMS BondEdge revenues increased 4.7% compared to last year’s fourth quarter. Strong new sales were achieved in the fourth quarter including one new sale of the Credit Risk module, bringing the total for that product module to six.

•	eSignal revenues increased 11.6% compared to the same quarter last year. During the quarter, the number of subscribers to the newer, Internet-delivered product reached an all-time high of over 52,000. As expected, revenues from products delivered by broadcast, which is no longer the delivery method of choice, declined by $0.5 million.

•	Due to the ComStock and HyperFeed acquisitions and the effects of foreign exchange, total costs and expenses for the fourth quarter rose by $23.2 million, or 33.7%, compared to the fourth quarter of 2002. Excluding these factors, total costs and expenses increased approximately 3.0% from the prior-year period. In addition we recorded $1.8 million in severance and restructuring related charges in the fourth quarter of 2003, of which $1.2 million related to the data center integration and movement of our data operations to a lower cost site. The remaining $0.6 million related to the closure of the Index Services business in Edinburgh, Scotland which we announced last quarter. Also in the fourth quarter, we recorded a $1.4 million charge related to a 5.0% ownership interest we had in a company that we spun off in 2000. Excluding the severance, restructuring and non-recurring charges, total costs and expenses declined by approximately 1.6% from the prior-year period.

Twelve Month Results

For the twelve months ended December 31, 2003, Interactive Data Corporation reported revenues of $442.7 million versus $375.0 million for 2002, an increase of 18.0%. Total costs and expenses rose 18.3%, or $50.6 million, from 2002. Income from operations increased 17.4% from $98.2 million in 2002 to $115.3 million in 2003. As a result, for 2003, net income rose 18.9% to $72.2 million, or $0.76 per diluted share, from $60.7 million, or $0.65 per diluted share, in 2002.

As of December 31, 2003, Interactive Data Corporation had no outstanding debt and had cash and cash equivalents of $131.6 million. During the quarter, the company did not repurchase additional shares under its existing buyback program.

2004 and 2005 Outlook

Our outlook for 2004 assumes a year with some improvement in business conditions but we expect the industries we serve will still suffer from uncertainty and continue to focus on cost containment. Excluding the effect of any future acquisitions, we expect to deliver mid-to-high single digit revenue growth in 2004. In terms of 2004 net income, we expect to deliver growth of mid-single digits. This lower net income growth is primarily due to an anticipated increase in integration and reorganization costs as well as Sarbanes-Oxley related costs all of which we expect to total in the range of $6.0 to $7.0 million. Our 2005 outlook is that we expect to deliver low double-digit net income growth.

The tax rate for 2004 is expected to remain at 38-39% and capital expenditures are expected to be in the range of $20.0-$23.0 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, February 12, at 11:00 a.m. Eastern Time to discuss the fourth-quarter-2003 results and additional matters. The dial-in number for the call is 706-634-1052; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. A replay will be available on both web sites shortly after the call. In addition, a telephone replay will be available February 12 at 2:00 p.m. through Thursday, February 19, 2004. The replay can be accessed by dialing 706-645-9291, conference ID #4861331.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “2004 and 2005 Outlook.” These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than us and their strategic response to our services and products; (ii) changes in technology, which could affect the competitiveness of our products and services; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) a slowdown or decline in activity levels in the securities markets, which could lower demand for our products and services; (v) the impact of the difficult worldwide economic and political conditions on the financial markets and the industries we serve; (vi) the continuing impact of cost cutting pressures across the industries we serve; (vii) the consolidation of financial services companies, both within an industry and across industries, which could lower demand for our products and services; (viii) a prolonged outage or other major unexpected operational difficulty at one of our data centers; (ix) our ability to broaden our subscriber base; (xi) a decline in market acceptance of our services or products or the potential obsolescence of our services or products; and (xii) the failure of or other unanticipated difficulties encountered in one or more of our new business initiatives, including any acquisitions, outsourcing initiatives or strategic alliances. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group,

owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

Company Contact	Media Contact	Investor Relations Contact
Steven Crane	Jeanne Murphy	Harriet Fried
Chief Financial Officer	Interactive Data Corporation	Lippert/Heilshorn & Assoc.
(781) 687-8309	(781) 687-8548	(212) 838-3777
Steven.Crane@ftid.com	Jeanne.Murphy@ftid.com	hfried@lhai.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31

	2003	2002	Change	2003	2002	Change

SERVICE REVENUES	$120,419	$96,458	24.8%	$442,690	$375,015	18.0%
COSTS & EXPENSES
Cost of Services	38,894	28,141	38.2%	141,631	110,321	28.4%
Selling, general & administrative	43,535	33,329	30.6%	149,129	133,225	11.9%
Depreciation	4,093	3,787	8.1%	16,807	14,500	15.9%
Amortization	5,413	3,488	55.2%	19,774	18,737	5.5%

Total costs & expenses	91,935	68,745	33.7%	327,341	276,783	18.3%

INCOME FROM OPERATIONS	28,484	27,713	2.8%	115,349	98,232	17.4%
Other income, net	189	491	-61.5%	1,100	1,989	-44.7%

INCOME BEFORE INCOME TAXES	28,673	28,204	1.7%	116,449	100,221	16.2%
Provision for Income Taxes	10,454	11,161	-6.3%	44,248	39,488	12.1%

NET INCOME	$18,219	$17,043	6.9%	$72,201	$60,733	18.9%
NET INCOME PER SHARE
Basic	$0.20	$0.19	5.3%	$0.78	$0.67	16.4%
Diluted	$0.19	$0.18	5.6%	$0.76	$0.65	16.9%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,754	91,572	1.3%	92,319	91,159	1.3%
Diluted	94,903	93,779	1.2%	94,450	93,730	0.8%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,	December 31,
	2003	2002

	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$131,639	$153,243
Accounts receivable, net	75,730	53,924
Prepaid expenses and other current assets	6,828	5,366
Deferred income taxes	2,879	6,487

Total current assets	217,076	219,020

Property and equipment, net	46,193	36,786
Goodwill	462,588	381,790
Other intangible assets, net	182,305	125,003
Other assets	664	2,628

Total Assets	$908,826	$765,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$9,877	$10,805
Payable to affiliates	1,279	1,789
Accrued liabilities	62,576	52,938
Income taxes payable	12,948	9,235
Deferred revenue	30,336	22,786

Total current liabilities	117,016	97,553
Deferred tax liabilities	27,443	3,305
Other liabilities	1,836	1,626

Total Liabilities	146,295	102,484

Stockholders’ Equity:
Preferred stock	—	—
Common stock	950	937
Additional paid-in capital	800,391	786,470
Treasury stock, at cost	(26,980)	(25,650)
Accumulated deficit	(22,197)	(94,398)
Accumulated other comprehensive income (loss)	10,367	(4,616)

Total Stockholders’ Equity	762,531	662,743

Total Liabilities and Stockholders’ Equity	$908,826	$765,227

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Twelve Months Ended
	December 31,

	2003	2002

	Unaudited
Cash flows provided by (used in) operating activities:
Net income	$72,201	$60,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,581	33,237
Tax benefit from exercise of stock options	3,776	4,873
Deferred income taxes	(543)	1,733
Other non-cash items, net	1,892	256
Changes in operating assets and liabilities, net	(4,353)	(16,452)

NET CASH PROVIDED BY OPERATING ACTIVITIES	109,554	84,380
Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(21,503)	(13,561)
Acquisition of business	(122,336)	(48,000)
Other investing activities	506	680

NET CASH USED IN INVESTING ACTIVITIES	(143,333)	(60,881)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(1,330)	(1,377)
Proceeds from exercise of stock options and employee stock purchase plan	9,925	10,411

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,595	9,034
Effect of exchange rate on cash	3,580	2,188

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21,604)	34,721
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	153,243	118,522

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$131,639	$153,243

Reconciliation of Non-GAAP Measures as Required by Regulation G

Service Revenues before effects of Foreign Exchange:

We include information regarding revenue growth before the effects of foreign exchange because we believe our revenue performance period to period on a constant dollar basis better reflects actual trends.

Reconciliation of Non-GAAP Measures as Required by Regulation G
Effect of Foreign Exchange — Services Revenues

($ in Thousands)

	Q4 2003	Q4 2002	Growth

Service Revenues	120,419	96,458	24.8%
Effect of Foreign Exchange	(3,356)

Service Revenues before Effects of Foreign Exchange	117,063	96,458	21.4%

Total Costs & Expenses:

We include information regarding total costs and expenses excluding costs related to the ComStock and HyperFeed acquisitions, the effects of foreign exchange and severance, restructuring and non-recurring charges because we believe our core costs and expenses on a constant dollar basis better reflect actual trends.

Reconciliation of Non-GAAP Measures as Required by Regulation G
Effects of ComStock & HyperFeed Costs, Foreign Exchange & Restructuring Related Charges

($ in Thousands)

	Q4 2003	Q4 2002	Growth

Total Costs & Expenses	91,935	68,745	33.7%
Total Costs & Expenses — ComStock & HyperFeed	(18,378)
Effect of Foreign Exchange	(2,722)

Total Costs & Expense before ComStock & HyperFeed Costs & Effects of Foreign Exchange	70,835	68,745	3.0%
Severance, Restructuring & non-recurring Charges	(3,222)

Total Costs & Expense before ComStock & HyperFeed Costs, Effects of Foreign Exchange & Severance, Restructuring & non-recurring Charges	67,613	68,745	-1.6%